ENRON Capital & Trade Resources


                    CONFIRMATION OF AN OPTION
                              (CALL)

Date:                 April 03, 1996
To:                   Inland Resources Inc. ("Counterparty")
Attention:            Bill Pennington
From:                 Enron Capital & Trade Resources Corp.
                      ("ECT")
Re:                   Commodity Option
Contract No.:         ECT Contract No. e31409.1

  The purpose of this letter agreement (together with the General Terms and Conditions of Confirmation as set forth in Annex A and any other attachments hereto, collectively the (Confirmation") is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the "Transaction") pursuant to a telephone conversation between Bill Pennington and Fred Lagrasta whereby we accepted your offer to enter into the Transaction. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms for Call:

  Trade Date:              April 03, 1996

  Commodity:               Crude Oil

  Commodity Unit:          Barrels (BBL) (42 U.S. Gallons)

  Option Type:             Call Option

  Seller:                  ECT

  Buyer:                   Counterparty

  Total Premium:           U.S. Dollars $86,400.00 due ECT

  Premium Payment Date(s): April 5, 1996

  Automatic Exercise:      Applicable

  Exercise Period:         Inapplicable

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  Written Confirmation:    Inapplicable

Transaction Terms:

  Notional Quantity Per
  Determination Period:    12,000 Barrels per month

  Effective Date:          July 01, 1996

  Termination Date:        December 31, 1996

  Determination Period(s): Each calendar month beginning with
                           July 01, 1996 and ending on
                           December 31, 1996.  The end date
                           for  each Determination Period
                           shall be the last day of each such
                           calendar month.

  Strike Price:            US Dollars $18.20000 per Barrel

  Floating Price:          The average of the daily settlement
                           prices for the prompt month of the
                           YMEX Light Sweet Crude Oil Futures
                           Contract for each NYMEX Trading Day
                           of the Determination Period.

  Strike Price
  Differential:            A price per Commodity Unit equal to
                           the excess (if a positive number)
                           of (i)the Floating Price over (ii)
                           the Strike Price.

  Cash Settlement Amount:  For each relevant Determination
                           Period, an amount (if any) equal to
                           the product of (i) the Notional
                           Quantity per Determination Period
                           multiplied by (ii)the Strike Price
                           Differential, which amount shall be
                           due and payable on the application
                           Payment Date for such Determination
                           Period (if for any Determination
                           Period the Floating Price is equal
                           to or less than the Strike Price,
                           then no payment shall be due with
                           respect to such determination
                           Period.)

  Payment Date(s):         The fifth Business Day after the
                           Floating Price is determinable.

Contractual Currency:      US Dollars

Governing Law:             Texas

General Terms and Conditions
of Confirmations:          The general terms and conditions
                           contained in Annex A attached
                           hereto and made a part here of
                           apply and are incorporated herein
                           by reference.

Credit or Other Special Provisions:  Inapplicable.

  For the purposes of the calculations of the Floating Price
(s), all numbers shall be rounded as follows: Floating Price (s) relating to commodities quoted in (i) gallons shall be rounded to five places, (ii) MMBtu s shall be rounded to four places and
(iii) barrels shall be rounded to three places.   If the number
after the final number is five (5) or greater then the final number shall be increased by one (1), and if the number after the final number is less than five (5) then the final number shall remain unchanged.

  This confirmation is a complete and binding agreement between you and us as to the Transaction. Until a master Agreement is executed by you and us, all currently existing swap, option or other financially settled derivative transactions between the parties shall be governed by the terms and conditions set forth in any Annex attached hereto. All such swap, option or other financially-settled derivative transactions, shall constitute single integrated agreement between you and us, it being acknowledged that the parties are relying upon the fact that all such swap, option or other financially-settled derivative transactions will form a single agreement and the parties would not otherwise enter into any transactions. The terms and conditions contained in any Annex attached hereto are incorporated into this Confirmation, and in the event of any inconsistency between any Annex and this letter agreement, this letter agreement shall govern. Upon execution by you and us of a Master Agreement, this confirmation will supplement, form a part of, and be subject to the Master Agreement. In the event of any inconsistency between the Confirmation and the Master Agreement, the Master Agreement shall govern except as expressly set forth there in.

  If this confirmation correctly sets forth the terms of the Transaction that we have entered into, please promptly confirm in a reply to us by signing below and sending this Confirmation (or a copy hereof) to us (or notifying us of any bona fide error that would require revision in order to accurately reflect our agreement on the Transaction) by facsimile transmission within two Business Days after your receipt of this confirmation. If you fail to so reply within such time period, the terms hereof will constitute binding and conclusive evidence of the Transaction. We look forward to receiving your prompt reply.


Sincerely,

Enron Capital & Trade Resources Corp.     Inland Resources Inc.

By: ______________________      By: ______________________
Name: ____________________      Name: ____________________
Title: ___________________      Title: _____________________
Date: ____________________      Date: _____________________

COUNTERPARTY:  AFTER YOU HAVE CONFIRMED TRANSACTION, PLEASE
RETURN TO ECT, ATTENTION: DIRECTOR OF DOCUMENTATION AT FAX NO.
(713) 646-4816


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